The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


        Subject to completion, Pricing Supplement dated February 15, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 31 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)

                                    $

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             Senior Fixed Rate Notes

                              --------------------

                             PLUS due March 30, 2006
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
                 Based on the Value of the Russell 2000(R) Index
                   Performance Leveraged Upside Securities(SM)
                                  ("PLUS(SM)")

Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the closing value of the Russell 2000(R) Index at maturity.

o    The principal amount and issue price of each PLUS is $10.

o    We will not pay interest on the PLUS.

o At maturity, if the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by 275% of the percent increase in the value of the Russell 2000 Index, subject to a maximum payment at maturity, which is expected to be $11.10 to $11.30, or 111% to 113% of the issue price. The maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public. If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the index performance factor, which will be less than or equal to 1.0.

     o The percent increase in the value of the Russell 2000 Index will be equal to (i) the final index value minus the initial index value divided by (ii) the initial index value.

     o The index performance factor will be equal to (i) the final index value divided by (ii) the initial index value.

     o    The initial index value is            , the closing value of the
          Russell 2000 Index on the day we price the PLUS for initial sale to the public.

     o The final index value will equal the closing value of the Russell 2000 Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date.

o Investing in the PLUS is not equivalent to investing in the Russell 2000 Index or its component stocks.

o    The PLUS will not be listed on any securities exchange.

o    The CUSIP number for the PLUS is 61746Y619.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.


                                ----------------

                               PRICE $10 PER PLUS

                                ----------------



                                Price to            Agent's          Proceeds to
                                 Public         Commissions(1)         Company
Per PLUS......................     $                   $                  $
Total.........................     $                   $                  $

----------------------

(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PLUS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS at maturity is based on the value of the Russell 2000 Index.

     "Russell 2000(R) Index" is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. "Performance Leveraged Upside Securities" and "PLUS" are our service marks.

Each PLUS costs $10           We, Morgan Stanley, are offering Performance
                              Leveraged Upside Securities(SM) due March 30,
                              2006, Mandatorily Exchangeable for an Amount
                              Payable in U.S. Dollars Based on the Value of the Russell 2000(R) Index, which we refer to as the PLUS. The principal amount and issue price of each PLUS is $10.

                              The original issue price of the PLUS includes the agent's commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS. See "Risk Factors--The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PLUS--Use of Proceeds and Hedging."

No guaranteed return of       Unlike ordinary debt securities, the PLUS do not
principal; no interest        pay interest and do not guarantee any return of
                              principal at maturity. If the final index value is less than the initial index value, we will pay to you an amount in cash per PLUS that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the Russell 2000 Index. The initial index value is
                                    , the closing value of the Russell 2000
                              Index on the day we price the PLUS for initial sale to the public. The final index value will be the closing value of the Russell 2000 Index on the second scheduled trading day prior to the maturity date, which we refer to as the index valuation date. If a market disruption event occurs on the scheduled index valuation date or the scheduled index valuation date is not otherwise a trading day, the maturity date will be postponed until the second scheduled trading day following the index valuation date as postponed.

Payment at maturity based on  At maturity, you will receive for each $10
the Russell 2000 Index        principal amount of PLUS that you hold an amount
                              in cash based upon the value of the Russell 2000
                              Index, determined as follows:

                              o If the final index value is greater than the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                     $10 + leveraged upside payment,

                                   subject to a maximum payment at maturity of $11.10 to $11.30, or 111% to 113% of the issue price,

                                   where,

                                     leveraged upside payment  =  ($10  x  275%  x  index percent increase)

                                   and

                                                                final index value - initial index value
                                     index percent increase  =  ---------------------------------------
                                                                          initial index value

                              o If the final index value is less than or equal to the initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                                         $10    x    index performance factor

                                   where,

                                                                    final index value
                                     index performance factor  =  ---------------------
                                                                   initial index value

                                   Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

                              On PS-6, we have provided a graph titled
                              "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity assuming a hypothetical initial index value and a range of hypothetical percentage changes in the index. The graph does not show every situation that may occur.

                              You can review the historical values of the Russell 2000 Index in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the Russell 2000 Index is not reflected in the level of the Russell 2000 Index and, therefore, has no effect on the calculation of the payment at maturity.

                              Investing in the PLUS is not equivalent to investing in the Russell 2000 Index or its component stocks.

Your return on the PLUS is    The return investors realize on the PLUS is
limited by the maximum        limited by the maximum payment at maturity. The
payment at maturity           maximum payment at maturity of each PLUS is
                              expected to be $11.10 to $11.30, or 111% to 113%
                              of the issue price. The maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public. Because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final index value exceeds 104% to 104.73% of the initial index value. See "Hypothetical Payouts on the PLUS at Maturity" on PS-6.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
Calculation Agent             Co. Incorporated or its successors, which we refer
                              to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final index value, the percentage change in the Russell 2000
                              Index, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find more       The PLUS are senior notes issued as part of our
information on the PLUS       Series F medium-term note program. You can find a
                              general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and
                              "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the "Description of PLUS"
                              section in this pricing supplement. You should also read about some of the risks involved in investing in PLUS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differ from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

     For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical percentage changes in the index. The PLUS Zone illustrates the leveraging effect of the leveraged upside payment taking into account the maximum payment at maturity. The graph is based on the following hypothetical terms:

     o    Issue Price per PLUS: $10.00

     o    Leverage Percentage: 275%

     o    Maximum Payment at Maturity: $11.20 (112% of the Issue Price)

     Where the final index value is greater than the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 plus the leveraged upside payment, subject to the maximum payment at maturity. Where the final index value is less than or equal to the initial index value, the payouts on the PLUS at maturity reflected in the graph below are equal to $10 multiplied by the index performance factor.

     Because you will not receive more than the maximum payment at maturity, in the hypothetical example below you will realize the maximum leveraged upside payment at a final index value of approximately 104.36% of the hypothetical initial index value. For example, if the hypothetical initial index value were equal to 630, you would realize the maximum leveraged upside payment at a final index value of approximately 657.47. In addition, you will not share in the performance of the index at final index values above 112% of the hypothetical initial index value.


                                 [GRAPH OMITTED]

                                  RISK FACTORS

     The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The return investors realize on the PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.


PLUS do not pay interest or       The terms of the PLUS differ from those of
guarantee return of               ordinary debt securities in that we will not
principal                         pay you interest on the PLUS or guarantee to
                                  pay you the principal amount of the PLUS at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the final index value. If the final index value is greater than the initial index value, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to a maximum payment at maturity of $11.10 to $11.30, or 111% to 113% of the issue price.
                                  The maximum payment at maturity will be
                                  determined on the day we price the PLUS for initial sale to the public. If the final index value is less than the initial index value, you will lose money on your investment; you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the value of the Russell 2000 Index. See
                                  "Hypothetical Payouts on the PLUS at Maturity" on PS-6.

Your appreciation potential       The appreciation potential of the PLUS is
is limited                        limited by the maximum payment at maturity of
                                  $11.10 to $11.30, or 111% to 113% of the issue
                                  price. As a result, you will not share in any appreciation of the Russell 2000 Index above
                                  111% to 113% of the value of the Russell 2000
                                  Index on the day we price the PLUS for initial sale to the public. In addition, because you will not receive more than the maximum payment at maturity, the effect of the leveraged upside payment will be reduced as the final index value exceeds 104% to 104.73% of the initial index value. See "Hypothetical Payouts on the PLUS at Maturity" on PS-6.

The PLUS will not be listed       The PLUS will not be listed on any securities
                                  exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the PLUS.

Market price of the PLUS          Several factors, many of which are beyond our
may be influenced by many         control, will influence the value of the PLUS
unpredictable factors             in the secondary market and the price at which
                                  MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

                                  o    the value of the Russell 2000 Index at
                                       any time

                                  o    the volatility (frequency and magnitude
                                       of changes in value) of the Russell 2000
                                       Index

                                  o    interest and yield rates in the market

                                  o    the dividend rate on the stocks
                                       underlying the Russell 2000 Index

                                  o    geopolitical conditions and economic,
                                       financial, political, regulatory or
                                       judicial
                                       events that affect the securities
                                       underlying the Russell 2000 Index or
                                       stock markets generally and which may
                                       affect the final index value

                                  o    the time remaining until the PLUS mature

                                  o    our creditworthiness

                                  Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if at the time of sale the Russell 2000 Index is at or below the initial index value or if market interest rates rise.

                                  You cannot predict the future performance of the Russell 2000 Index based on its historical performance. The value of the Russell 2000 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of the PLUS by an amount proportionate to the decrease in the value of the Russell 2000 Index. In addition, there can be no assurance that the value of the Russell 2000 Index will increase so that you will receive at maturity an amount in excess of the principal amount of the PLUS. Nor can there be any assurance that the value of the Russell 2000 Index will not increase beyond 111% to 113% of the initial index value, in which case you will only receive the maximum payment at maturity. You will no longer share in the performance of the Russell 2000 Index at index values above 111% to 113% of the initial index value.

The inclusion of commissions      Assuming no change in market conditions or any
and projected profit from         other relevant factors, the price, if any, at
hedging in the original issue     which MS & Co. is willing to purchase PLUS in
price is likely to adversely      secondary market transactions will likely be
affect secondary market prices    lower than the original issue price, since the
                                  original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging our obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.


Adjustments to the Russell        Frank Russell Company is responsible for
2000 Index could adversely        calculating and maintaining the Russell 2000
affect the value of the PLUS      Index. Frank Russell Company can add, delete
                                  or substitute the stocks underlying the
                                  Russell 2000 Index or make other
                                  methodological changes that could change the value of the Russell 2000 Index. Any of these actions could adversely affect the value of the PLUS.

                                  Frank Russell Company may discontinue or suspend calculation or publication of the Russell 2000 Index. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Russell 2000 Index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the closing prices at maturity of the stocks underlying the Russell 2000 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Russell 2000 Index last in effect prior to discontinuance of the Russell 2000 Index.

The economic interests of the     The economic interests of the calculation
calculation agent and other       agent and other affiliates of ours are
affiliates of ours are            potentially adverse to your interests as an
potentially adverse to your       investor in the PLUS.
interests
                                  As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash, if any, you will receive at maturity.
                                  Determinations made by MS & Co., in its
                                  capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the Russell 2000 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of PLUS--Market Disruption Event" and
                                  "--Discontinuance of the Russell 2000 Index;
                                  Alteration of Method of Calculation."

                                  The original issue price of the PLUS includes the agent's commissions and certain costs of hedging our obligations under the PLUS. The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Investing in the PLUS is not      Investing in the PLUS is not equivalent to
equivalent to investing in the    investing in the Russell 2000 Index or its
Russell 2000 Index                component stocks. As an investor in the PLUS,
                                  you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the Russell 2000 Index.

Hedging and trading activity      We expect that MS & Co. and other affiliates
by the calculation agent and      of ours will carry out hedging activities
its affiliates could              related to the PLUS (and possibly to other
potentially adversely affect      instruments linked to the Russell 2000 Index
the value of the PLUS             or its component stocks), including trading in
                                  the stocks underlying the Russell 2000 Index as well as in other instruments related to the Russell 2000 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Russell 2000 Index and other financial instruments related to the Russell
                                  2000 Index and the stocks underlying the Russell 2000 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public could potentially increase the initial index value, therefore, the value at which the Russell 2000
                                  Index must close on the index valuation date before you receive a payment at maturity that exceeds the principal amount of the PLUS.
                                  Additionally, such hedging or trading
                                  activities during the term of the PLUS could potentially affect the value of the Russell
                                  2000 Index on the index valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the characterization      You should also consider the U.S. federal
of the PLUS for U.S. federal      income tax consequences of investing in the
income tax purposes is            PLUS. There is no direct legal authority as to
uncertain, the material U.S.      the proper tax treatment of the PLUS, and
federal income tax                consequently our special tax counsel is unable
consequences of an investment     to render an opinion as to their proper
in the PLUS are uncertain         characterization for U.S. federal income tax
                                  purposes. Significant aspects of the tax treatment of the PLUS are uncertain. Pursuant to the terms of the PLUS, you have agreed with us to treat a PLUS as a single financial contract, as described in the section of this pricing supplement called "Description of
                                  PLUS--United States Federal Income
                                  Taxation--General." If the Internal Revenue
                                  Service (the "IRS") were successful in
                                  asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ.
                                  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of PLUS--United States Federal Income
                                  Taxation."

                                  If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation--Non-U.S. Holders."

                                  You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                               DESCRIPTION OF PLUS

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due March 30, 2006, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Russell 2000(R) Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount.....   $

Original Issue Date
  (Settlement Date)............             , 2005

Maturity Date..................   March 30, 2006, subject to extension in
                                  accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Index Valuation Date.

                                  If due to a Market Disruption Event or
                                  otherwise, the Index Valuation Date is
                                  postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the Index Valuation Date as postponed. See "--Index Valuation Date" below.

Issue Price....................   $10 per PLUS

Denominations..................   $10 and integral multiples thereof

CUSIP Number...................   61746Y619

Interest Rate..................   None

Specified Currency.............   U.S. dollars

Payment at Maturity............   At maturity, upon delivery of the PLUS to the
                                  Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Final Index Value is greater than the Initial Index Value, the lesser of (a) $10 plus the Leveraged Upside
                                  Payment and (b) the Maximum Payment at
                                  Maturity or (ii) if the Final Index Value is less than or equal to the Initial Index Value, $10 times the Index Performance Factor. See
                                  "--Discontinuance of the Russell 2000 Index;
                                  Alteration of Method of Calculation" below.

                                  We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and
                                  (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Leveraged Upside Payment ......   The product of (i) $10 and (ii) 275% and (iii)
                                  the Index Percent Increase.

Maximum Payment at Maturity....   $11.10 to $11.30. The Maximum Payment at
                                  Maturity will be determined on the day we price the PLUS for initial sale to the public.

Index Percent Increase.........   A fraction, the numerator of which is the
                                  Final Index Value minus the Initial Index
                                  Value and the denominator of which is the Initial Index Value.

Index Performance Factor.......   A fraction, the numerator of which is the
                                  Final Index Value and the denominator of which is the Initial Index Value.

Final Index Value..............   The Index Closing Value of the Russell 2000
                                  Index on the Index Valuation Date.

Index Valuation Date...........   The Index Valuation Date will be the second
                                  scheduled Trading Day prior to the Maturity
                                  Date, subject to adjustment for Market
                                  Disruption Events as described in the
                                  following paragraph.

                                  If there is a Market Disruption Event on the scheduled Index Valuation Date or if the scheduled Index Valuation Date is not otherwise a Trading Day, the Index Valuation Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Initial Index Value............              , the Index Closing Value on the
                                  day we price the PLUS for initial sale to the public.

Index Closing Value............   The Index Closing Value on any Trading Day
                                  will equal the closing value of the Russell
                                  2000 Index or any Successor Index (as defined under "--Discontinuance of the Russell 2000
                                  Index; Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Russell 2000 Index described under
                                  "--Discontinuance of the Russell 2000 Index;
                                  Alteration of Method of Calculation."

Trading Day....................   A day, as determined by the Calculation Agent,
                                  on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                  American Stock Exchange LLC ("AMEX"), the
                                  Nasdaq National Market, the Chicago Mercantile
                                  Exchange and the Chicago Board of Options
                                  Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
  Certificated Note............   Book Entry. The PLUS will be issued in the
                                  form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PLUS.
                                  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                  Global Securities" in the accompanying
                                  prospectus.

Senior Note or
  Subordinated Note............   Senior

Trustee........................   JPMorgan Chase Bank, N.A. (formerly known as
                                  JPMorgan Chase Bank)

Agent..........................   Morgan Stanley & Co. Incorporated and its
                                  successors ("MS & Co.")

Calculation Agent..............   MS & Co.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                  All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                  Because the Calculation Agent is our
                                  subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the Russell 2000 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event........   "Market Disruption Event" means, with respect
                                  to the Russell 2000 Index:

                                       (i) the occurrence or existence of a
                                       suspension, absence or material
                                       limitation of trading of stocks then
                                       constituting 20 percent or more of the
                                       level of the Russell 2000 Index (or the
                                       Successor Index) on the Relevant
                                       Exchanges for such securities for more
                                       than two hours of trading or during the
                                       one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Russell 2000 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Russell 2000 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                       (ii) a determination by the Calculation
                                       Agent in its sole discretion that any
                                       event described in clause (i) above
                                       materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

                                  For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Russell 2000 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Russell 2000 Index shall be based on a comparison of (x) the portion of the value of the Russell 2000 Index attributable to that security relative to (y) the overall value of the Russell 2000 Index, in each case immediately before that suspension or limitation.

                                  For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Russell 2000 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Russell 2000 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Russell 2000 Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange..............   Relevant Exchange means the primary U.S.
                                  organized exchange or market of trading for any security (or any combination thereof) then included in the Russell 2000 Index or any Successor Index.

Alternate Exchange
  Calculation in Case of
  an Event of Default..........   In case an event of default with respect to
                                  the PLUS shall have occurred and be
                                  continuing, the amount declared due and
                                  payable per PLUS upon any acceleration of the PLUS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Index
                                  Closing Value as of the date of such
                                  acceleration as the Final Index Value.

                                  If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Russell 2000 Index.............   We have derived all information contained in
                                  this pricing supplement regarding the Russell
                                  2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Frank Russell Company. The Russell 2000 Index was developed by Frank Russell Company and is calculated, maintained and published by Frank
                                  Russell Company. We make no representation or warranty as to the accuracy or completeness of such information.

                                  The Russell 2000 Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the "Component Stocks") domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2000 smallest securities that form the Russell 3000(R) Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

                                  The Russell 2000 Index consists of the
                                  smallest 2,000 companies included in the Russell 3000 Index and represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

                                  Selection of stocks underlying the Russell
                                  2000 Index. The Russell 2000 Index is a
                                  sub-group of the Russell 3000 Index. To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000 Index, a company's stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company's eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

                                  Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000 Index. The following securities are specifically excluded from the Russell 2000
                                  Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

                                  The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000 Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

                                  The Russell 2000 Index is reconstituted
                                  annually to reflect changes in the
                                  marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

                                  Capitalization Adjustments. As a
                                  capitalization-weighted index, the Russell
                                  2000 Index reflects changes in the
                                  capitalization, or market value, of the
                                  Component Stocks relative to the
                                  capitalization on a base date. The current
                                  Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index's Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the

                                  Russell 2000 Index on the base date of
                                  December 31, 1986. To calculate the Russell
                                  2000 Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

                                  Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the "Commission") corporate filings. Other sources are used in cases of missing or questionable data.

                                  The following types of shares are considered unavailable for the purposes of capitalization determinations:

                                  o ESOP or LESOP shares - corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

                                  o    Corporate cross-owned shares - when
                                       shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

                                  o    Large private and corporate shares -
                                       large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

                                  o    Unlisted share classes - classes of
                                       common stock that are not traded on a
                                       U.S. securities exchange; and

                                  o Initial public offering lock-ups - shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

                                  Corporate Actions Affecting the Russell 2000
                                  Index. The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

                                  o    "No Replacement" Rule - Securities that
                                       leave the Russell 2000 Index, between
                                       reconstitution dates, for any reason
                                       (e.g., mergers, acquisitions or other
                                       similar corporate activity) are not
                                       replaced. Thus, the number of securities in the

                                       Russell 2000 Index over the past year
                                       will fluctuate according to corporate
                                       activity.

                                  o    Rule for Deletions - When a stock is
                                       acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.

                                       When acquisitions or mergers take place
                                       within the Russell 2000 Index, the
                                       stock's capitalization moves to the
                                       acquiring stock, hence, mergers have no
                                       effect on the index total capitalization.
                                       Shares are updated for the acquiring
                                       stock at the time the transaction is
                                       final. Prior to April 1, 2000, if the
                                       acquiring stock was a member of a
                                       different index (i.e., Russell 3000 or
                                       Russell 1000), the shares for the
                                       acquiring stock were not adjusted until
                                       month end.

                                  o Deleted Stocks - Effective on January 1, 2002, when deleting stocks from the Russell 2000 Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.
                                       Exceptions: there may be corporate
                                       events, like mergers or acquisitions,
                                       that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

                                  o    Rule for Additions - The only additions
                                       between reconstitution dates are as a
                                       result of spin-offs. Spin-off companies
                                       are added to the parent company's index
                                       and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000 Index at the latest reconstitution.

                                  o    Rule for Corporate Action-Driven Changes
                                       - Beginning April 1, 2003 changes
                                       resulting from corporate actions will
                                       generally be applied at the open of the
                                       ex-date using the previous day's closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

                                  Updates to Share Capital Affecting the Russell 2000 Index. Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the

                                  Russell 2000 Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

                                  Pricing of Securities Included in the Russell 2000 Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

Discontinuance of the
  Russell 2000 Index;
  Alteration of
  Method of Calculation........   If Frank Russell Company discontinues
                                  publication of the Russell 2000 Index and Frank Russell Company or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Russell 2000
                                  Index (such index being referred to herein as a "Successor Index"), then any subsequent
                                  Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National Market or the
                                  Relevant Exchange or market for the Successor
                                  Index on the date that any Index Closing Value is to be determined.

                                  Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                  If Frank Russell Company discontinues
                                  publication of the Russell 2000 Index prior to, and such discontinuance is continuing on, the Index Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Russell 2000 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the Russell 2000 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000 Index may adversely affect the value of the PLUS.

                                  If at any time the method of calculating the Russell 2000 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Russell 2000 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Russell 2000 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Russell 2000 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Russell 2000 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Russell 2000 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Russell 2000 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information.........   The following table sets forth the published
                                  high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Russell 2000 Index for each quarter in the period from January 1, 2000 through February
                                  15, 2005. The Index Closing Value on February
                                  15, 2005 was 634.94. We obtained the
                                  information in the table below from Bloomberg
                                  Financial Markets, without independent
                                  verification. The historical values of the Russell 2000 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000 Index on the Index Valuation
                                  Date. The level of the Russell 2000 Index may decrease so that you will receive a payment at maturity that is less than the principal amount of the PLUS. We cannot give you any assurance that the level of the Russell 2000
                                  Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS. Nor can we give you any assurance that the value of the Russell 2000 Index will not increase beyond
                                  111% to 113% of the Initial Index Value, in which case you will only receive the Maximum
                                  Payment at Maturity. Because your return is linked to the level of the Russell 2000 Index at maturity, there is no guaranteed return of principal.

                                  If the Final Index Value is less than the Initial Index Value, you will lose money on your investment.


                                                 High       Low      Period End
                                                 ----       ---      ----------
                   2000
                     First Quarter..........    606.05     475.34     539.09
                     Second Quarter.........    542.99     453.72     517.23
                     Third Quarter..........    545.18     490.22     521.37
                     Fourth Quarter.........    521.37     443.80     483.53
                   2001
                     First Quarter..........    511.66     432.80     450.53
                     Second Quarter.........    517.23     425.74     512.80

                                                 High       Low      Period End
                                                 ----       ---      ----------
                     Third Quarter..........    512.80     378.89     404.87
                     Fourth Quarter.........    493.62     397.60     488.50
                   2002
                     First Quarter..........    506.46     458.40     506.46
                     Second Quarter.........    522.95     452.45     462.65
                     Third Quarter..........    447.73     356.58     362.27
                     Fourth Quarter.........    410.24     327.04     383.09
                   2003
                     First Quarter..........    398.45     345.94     364.54
                     Second Quarter.........    458.01     368.69     448.37
                     Third Quarter..........    520.20     449.17     487.68
                     Fourth Quarter.........    565.47     500.32     556.91
                   2004
                     First Quarter..........    601.50     557.63     590.31
                     Second Quarter.........    606.39     535.34     591.52
                     Third Quarter..........    582.72     517.10     572.94
                     Fourth Quarter.........    654.57     564.88     651.57
                   2005
                     First Quarter (through
                        February 15, 2005)..    640.44     604.53     634.94

Use of Proceeds and Hedging....   The net proceeds we receive from the sale of
                                  the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries. The original issue price of the PLUS includes the Agent's
                                  Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                  On or prior to the day we price the PLUS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the Russell 2000 Index, in futures or options contracts on the Russell 2000 Index or any Component Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Russell 2000 Index, and therefore effectively increase the level at which the Russell 2000 Index must close before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the Russell 2000 Index, futures or options contracts on the Russell 2000 Index or any Component Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Index Valuation Date. We cannot give any assurance that our hedging activity will not affect the value of the Russell 2000 Index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution.................   Under the terms and subject to the conditions
                                  contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $ per PLUS to other dealers, which may include Morgan Stanley & Co.
                                  International Limited and Bank Morgan Stanley
                                  AG. We expect to deliver the PLUS against payment therefor in New York, New York on
                                                      , 2005. After the initial
                                  offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                  In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the Russell 2000 Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Russell 2000 Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the Russell 2000 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the PLUS or the individual stocks underlying the Russell 2000 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the Russell 2000 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the Russell 2000 Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See "--Use of Proceeds and Hedging" above.

                                  General

                                  No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                  The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                  Brazil

                                  The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                  Chile

                                  The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                  Hong Kong

                                  The PLUS may not be offered or sold in Hong
                                  Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.
                                  571) of Hong Kong and any rules made
                                  thereunder.

                                  Mexico

                                  The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                  Singapore

                                  This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

License Agreement
  between Frank
  Russell Company
  and Morgan Stanley...........   Frank Russell Company and Morgan Stanley have
                                  entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000 Index, which is owned and published by Frank Russell Company, in connection with securities, including the
                                  PLUS.

                                  The license agreement between Frank Russell
                                  Company and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                  The PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company ("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell's publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell's only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index, which is determined, composed and calculated by Russell without regard to Morgan Stanley or the PLUS. Russell is not responsible for and has not reviewed the PLUS nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

                                  RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                  The "Russell 2000(R) Index" is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the PLUS.

ERISA  Matters for                Each fiduciary of a pension, profit-sharing or
  Pension Plans                   other employee benefit plan subject to the
  and Insurance                   Employee Retirement Income Security Act of
  Companies....................   1974, as amended ("ERISA") (a "Plan"), should
                                  consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we may be considered a party in
                                  interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not
                                  prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such securities on behalf of or with "plan assets" of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or
                                  Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or
                                  84-14.

                                  Purchasers of the PLUS have exclusive
                                  responsibility for ensuring that their
                                  purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.

United States Federal
  Income Taxation..............   The following summary is based on the advice
                                  of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                  federal income tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S. federal income tax laws, such as:

                                  o    certain financial institutions;

                                  o    tax-exempt organizations;

                                  o dealers and certain traders in securities or foreign currencies;

                                  o    investors holding the PLUS as part of a
                                       hedging transaction, straddle, conversion or other integrated transaction;

                                  o    U.S. Holders, as defined below, whose
                                       functional currency is not the U.S.
                                       dollar;

                                  o    partnerships;

                                  o    nonresident alien individuals who have
                                       lost their United States citizenship or
                                       who have ceased to be taxed as United
                                       States resident aliens;

                                  o    corporations that are treated as
                                       controlled foreign corporations or
                                       passive foreign investment companies;

                                  o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                  o Non-U.S. Holders for whom income or gain in respect of the PLUS is effectively connected with a trade or business in the United States;

                                  o    Non-U.S. Holders who are individuals
                                       having a "tax home" (as defined in
                                       Section 911(d)(3) of the Code) in the
                                       United States; and

                                  o Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the PLUS or more than 5% of any Component Stock.

                                  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                  If you are considering purchasing the PLUS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

                                  General

                                  Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Russell 2000 Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and
                                  (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Russell 2000 Index. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to their proper characterization for U.S. federal income tax purposes. Significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                  U.S. Holders

                                  As used herein, the term "U.S. Holder" means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                  o    a citizen or resident of the United
                                       States;

                                  o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or

                                  o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                  Tax Treatment of the PLUS

                                  Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                  Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                                  Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                                  Possible Alternative Tax Treatments of an
                                  Investment in the PLUS

                                  Due to the absence of authorities that
                                  directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                  If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                  Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                  Backup Withholding and Information Reporting

                                  A U.S. Holder of the PLUS may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder of the PLUS may also be subject to information reporting requirements, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

                                  Non-U.S. Holders

                                  The discussion under this heading applies to you only if you are a "Non-U.S. Holder." A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                  o    a nonresident alien individual;

                                  o    a foreign corporation; or

                                  o    a foreign trust or estate.

                                  Tax Treatment upon Maturity, Sale, Exchange or Disposition of a PLUS. A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, provided that all Component Stocks continue to be regularly traded on an established securities market, as defined in the applicable Treasury regulations, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                                  If all or any portion of a PLUS were
                                  recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that the IRS Form W-8BEN certification requirements described below under "--Information Reporting and Backup Withholding" were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in
                                  Section 881(c)(3)(A) of the Code.

                                  Estate Tax. If a Non-U.S. Holder is an
                                  individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the Non-U.S. Holder should note that, absent an applicable treaty benefit, the PLUS may be treated as U.S. situs property for U.S. federal estate tax purposes. Such Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

                                  Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.